UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2012

BofI HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92,130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 350-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
On various dates beginning on October 11, 2012, BofI Holding, Inc. (the “Company”), entered into subscription agreements (the “Subscription Agreements”) with various institutional and individual accredited investors under which the Company sold an aggregate of 1,857 shares of its 6.0% Series C Non-Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) for a purchase price of $10,000 per share or an aggregate of $18,570,000.
The terms of the Series C Preferred Stock are more fully described in the Certificate of Designations filed by the Company with the Secretary of State of the State of Delaware on October 15, 2012 designating the rights, preferences and privileges of the Series C Preferred Stock (the “Certificate of Designations”).
Under the Certificate of Designations, the holders of Series C Preferred Stock will have preferential dividend and liquidation rights over the holders of the Company’s Junior Securities (as defined in the Certificate of Designations). The Company’s ability to declare and pay, or set aside for payment, dividends or distributions on shares of its Junior Securities or Parity Securities (as defined in the Certificate of Designations) is subject to certain restrictions in the event that the Company does not pay dividends in full, or declare and set aside a sum sufficient for payment, on the Series C Preferred Stock. The Company’s ability to purchase, redeem or otherwise acquire shares of its Junior Securities is similarly limited.
Each holder of the Series C Preferred Stock shall have the right, at such holder’s option, to convert all or any portion of such holder’s Series C Preferred Stock into 327.86885 shares of Common Stock (which reflects an approximate conversion price of $30.50 per share) plus cash in lieu of fractional shares, subject to anti-dilution and other adjustments set forth in the Certificate of Designations. In addition, if the closing price of the Company’s common stock exceeds $35.00 for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, the Company may at its option cause some or all of the Series C Preferred Stock to automatically convert into common stock at the then prevailing conversion rate. Furthermore, all or some of the Series C Preferred Stock may be redeemed by the Company at its option no earlier than three years from the date of issuance at a redemption price of $10,800 three years after the issuance date, $10,500 four years after the issuance date, and $10,300 five years or more after the issuance date.
The foregoing descriptions of the form of Subscription Agreement and Certificate of Designations are summaries only and are qualified in their entirety by reference to the form of Subscription Agreement and Certificate of Designations filed as exhibits to this Current Report on Form 8-K, which are incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities
The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02. There were no underwriting discounts or commissions paid in the offering of Series C Preferred Stock. The Company intends to use the net proceeds from the sale of Series C Preferred Stock for general corporate purposes.
The shares of Series C Preferred Stock were issued in reliance upon the exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder. The shares were issued directly by the Company and did not involve a public offering or general solicitation. The investors in the private placement are “accredited investors” as that term is defined in Rule 501 of Regulation D and acquired the shares for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.
Item 3.03 Material Modification to Right of Security Holders
Under the Certificate of Designations, the Company’s ability to declare or pay dividends or repurchase its common stock or certain other equity or capital securities will be subject to restrictions in the event that it fails to declare and pay (or set aside for payment) full dividends on the Series C Preferred Stock. The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.03. The Certificate of Designations is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 3.03.
Item 5.03 Amendments to Articles of Incorporation
On October 15, 2012, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations establishing the terms of the Series C Preferred Stock and authorizing up to 2,000 shares of Series C Preferred Stock. The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 5.03. The Certificate of Designations is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.03.
Item 7.01 Regulation FD Disclosure.
On October 16, 2012, the Company issued a press release relating to the sale of Series C Preferred Stock. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.  The information in the press release shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as may be expressly set forth by specific reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits:

Exhibit	Description
3.1	Certificate of Designations establishing the rights, preferences and privileges of the Series C Preferred Stock
10.1	Form of Subscription Agreement, by and between the Company and the Subscribers of the Series C Preferred Stock
99.1	Press Release of BofI Holding, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BofI HOLDING, INC.
By: /s/ Andrew J. Micheletti
Andrew J. Micheletti
EVP and Chief Financial Officer

Date: October 17, 2012